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                                                                    EXHIBIT 99.1


                FOR FURTHER INFORMATION CONTACT:
                James G. Baxter
                President - Consumer Products Group and Chief Financial Officer
                (215) 569-9900



IMMEDIATE RELEASE
 January 30, 1996



                              CSS INDUSTRIES, INC.

                       AND GIBSON GREETINGS, INC. DISPUTE

                         CLOSING CLEO INC. BALANCE SHEET

         CSS Industries, Inc. (NYSE:CSS) announced today that it and Gibson Greetings, Inc. (NASDAQ:GIBG) have been unable to agree upon the Cleo Inc. closing balance sheet. CSS acquired Cleo from Gibson effective November 15, 1995. The purchase price is subject to adjustment based on the financial condition of Cleo at the date of closing. CSS has requested that Gibson consent to the release of all $12 million of the purchase price placed in escrow at the closing for purchase price adjustments relating primarily to the valuation of Cleo's inventory. Gibson has indicated that it disagrees with the closing balance sheet prepared by Cleo and believes that none of the $12 million should be released to CSS. The parties have agreed to engage an independent accounting firm to resolve the disputed closing balance sheet items.

         CSS is a diversified company engaged in the sale of consumer and business products. The Consumer Products Group, composed of Cleo Inc., The Paper Magic Group, Inc. and Berwick Industries, Inc., designs, manufactures and sells gift wrap, gift bags, boxed greeting cards, gift tags, ribbons and bows, Halloween masks, costumes, make-ups and novelties and Easter dyes and novelties primarily to mass market retailers. The Direct Mail Business Products Group, through Rapidforms, Inc. and its subsidiaries, designs and sells business forms, business supplies, in-store merchandising products, holiday greeting cards and advertising specialties to small and medium size businesses primarily through the direct mailing of catalogs and brochures.